FOR IMMEDIATE RELEASE

A.G. Edwards Announces Results
for the Second Quarter and First Half of Fiscal 2005

First-Half Net Earnings Increase 33% Over Year-Ago Period

ST. LOUIS, Sept. 23, 2004 -- A.G. Edwards, Inc. (NYSE: AGE) today announced results for the second quarter and first half of fiscal 2005, which ended August 31, 2004.

Net earnings for the quarter were $41 million, or $0.52 diluted earnings per share, on net revenues of $614 million. For the same quarter last year, net earnings were $37 million, or $0.46 diluted earnings per share, on net revenues of $639 million.

For the first six months of fiscal 2005, net earnings were $87 million, or $1.09 diluted earnings per share, on net revenues of $1.3 billion. For the same period last year, net earnings were $65 million, or $0.81 diluted earnings per share, on net revenues of $1.2 billion.

"We were pleased to see our second-quarter results improve over last year's second quarter. This improvement came despite an environment that was less favorable for the equity markets compared to the year-ago quarter," said Robert L. Bagby, chairman and chief executive officer. "Much of our growth in the second quarter and first half can be credited to our asset-management and service-fee revenues as we continued to strengthen our platform of fee-based products and services.

"Our national advertising will be more visible in the third quarter as part of our branding strategy. Our initial efforts enhanced brand awareness among investors, and I am confident our branding initiative will provide long-term benefits by distinguishing the uniqueness of our personal-relationship model."

RESULTS OF OPERATIONS

Commissions - Commission revenues for the second quarter decreased 12 percent ($31 million) versus last year's second quarter, primarily reflecting decreased investor activity in individual equities. When comparing the first six months of fiscal 2005 versus the same period last year, commission revenues increased 2 percent ($12 million) primarily as a result of greater investor interest in mutual funds and managed futures funds.

Asset management and service fees - Asset-management and service-fee revenues for the second quarter increased 27 percent ($46 million) versus the second quarter last year. For the first six months of fiscal 2005, these revenues increased 33 percent ($106 million) versus last year's first six months. Results in both periods reflect greater client interest in fee-based programs and services as well as increased asset values in mutual funds. Additionally, the second-quarter and six-month results reflect increased revenue from money fund distribution fees after the removal last November of expense caps previously imposed by certain money funds.

Principal transactions - Revenues from principal transactions decreased 14 percent ($11 million) compared to the year-ago quarter. Versus the first six months of last fiscal year, principal-transaction revenues decreased 8 percent ($12 million). The decreases in both periods reflect lower demand for fixed-income products.

Investment banking - Investment-banking revenues for the second quarter decreased 39 percent ($37 million) versus the same three-month period last year. For the first six months of fiscal 2005, investment-banking revenues decreased 28 percent ($46 million) compared to the same period last year. Both periods reflect lower volume in many interest-rate-sensitive sectors.

Net interest revenue - Interest revenue net of interest expense in the second quarter increased 27 percent ($6 million) from the year-ago quarter. For the first six months, net interest revenue increased 24 percent ($11 million) over last year's first six months. Both the second-quarter and six-month results reflect a change by A.G. Edwards in the base rates charged on client-margin balances along with a higher interest-rate environment. The current six-month period additionally reflects slightly higher average balances.

Other revenue - Other revenue increased $2 million in the second quarter and increased $13 million for the first six months of fiscal 2005 versus the like periods last year. Both periods reflect net increases in private-equity valuations. The six-month results additionally reflect a Sept. 11, 2001 business-interruption settlement.

Non-interest expenses - During the second quarter, non-interest expenses decreased 5 percent ($30 million) compared to last year's second quarter. For the first six months of fiscal 2005, non-interest expenses increased 4 percent ($48 million) compared to the same period last fiscal year.

Compensation and benefits in the second quarter decreased 4 percent ($17 million) from the same quarter last year mainly as a result of lower commissionable revenue. Comparing the first six months of fiscal 2005 to the same period last year, compensation and benefits increased 5 percent ($43 million), primarily reflecting increases in commissionable revenue.

Non-compensation-related expenses for the second quarter this year decreased 8 percent ($13 million) from the same quarter last year due largely to a decline in communication and technology expenses. For the current year's first six months, non-compensation-related expenses increased 2 percent ($5 million) versus last year's first six months, reflecting the costs of the firm's branding initiative partially offset by decreases in communication and technology expenses.

ADDITIONAL STOCKHOLDER INFORMATION

Total client assets at the end of the second quarter were $296 billion, a 10 percent increase when compared to the end of the second quarter last year. As of August 31, 2004, stockholders' equity was $1.72 billion, for a book value per share of $22.37. Diluted per share earnings for the second quarter were based on 79.2 million average common and common equivalent shares outstanding compared to 80.5 million in the prior year. Diluted per share earnings for the current six-month period were based on 80.1 million average common and common equivalent shares outstanding compared to 80.6 million in the prior year.

ABOUT A.G. EDWARDS, INC.

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. For more than 117 years, individuals and businesses have turned to A.G. Edwards to develop strong personal relationships with financial consultants dedicated to a client-first philosophy of providing financial strategies tailored to their clients' individual needs. A.G. Edwards and its affiliates encompass 6,872 financial consultants in 715 offices nationwide and two European locations in London, England and Geneva, Switzerland. For more information on A.G. Edwards, please visit www.agedwards.com.

# # #

This material may contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to A.G. Edwards and those to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, government monetary and fiscal policy, the actions of competitors, changes in and effects of outsourcing agreements and of marketing strategies, regulatory changes and actions, changes in legislation, risk management, legal claims, technology changes, compensation changes, and implementation and effects of expense-reduction strategies. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this release. A.G. Edwards does not undertake any obligation to publicly update any forward-looking statements.

# # #

A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	August 31,	August 31,	Increase/	%
	2004	2003	(Decrease)	Chg.
REVENUES:

Commissions	$237,119	$268,393	$(31,274)	(11.7)
Asset management and service fees *	214,223	168,096	46,127	27.4
Principal transactions	70,999	82,178	(11,179)	(13.6)
Investment banking	57,872	94,557	(36,685)	(38.8)
Interest	29,921	23,986	5,935	24.7
Other	4,753	2,515	2,238	89.0

TOTAL REVENUES	614,887	639,725	(24,838)	(3.9)

Interest expense	618	950	(332)	(34.9)

NET REVENUES	614,269	638,775	(24,506)	(3.8)

NON-INTEREST EXPENSES:

Compensation and benefits	401,764	419,094	(17,330)	(4.1)
Communication and technology	58,914	68,795	(9,881)	(14.4)
Occupancy and equipment	35,268	36,269	(1,001)	(2.8)
Marketing and business development	12,676	11,099	1,577	14.2
Floor brokerage and clearance	5,723	5,989	(266)	(4.4)
Other *	36,800	40,134	(3,334)	(8.3)

TOTAL NON-INTEREST EXPENSES	551,145	581,380	(30,235)	(5.2)

EARNINGS BEFORE INCOME TAXES	63,124	57,395	5,729	10.0

INCOME TAXES	22,496	19,907	2,589	13.0

NET EARNINGS	$40,628	$37,488	$3,140	8.4

EARNINGS PER SHARE:
Diluted	$0.52	$0.46	$0.06	13.0
Basic	$0.52	$0.47	$0.05	10.6

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	79,156	80,488
Basic	78,305	79,394

STOCKHOLDERS' EQUITY	$1,720,332	$1,666,738

BOOK VALUE PER SHARE	$22.37	$21.13

TOTAL SHARES OUTSTANDING (end of period)	76,920	78,866

* Prior years' financial information has been reclassified to conform to current year presentation.

A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Six Months Ended
	August 31,	August 31,	Increase/	%
	2004	2003	(Decrease)	Chg.
REVENUES:

Commissions	$521,992	$510,193	$11,799	2.3
Asset management and service fees *	428,282	322,363	105,919	32.9
Principal transactions	140,400	152,574	(12,174)	(8.0)
Investment banking	118,313	164,241	(45,928)	(28.0)
Interest	58,694	48,172	10,522	21.8
Other	13,679	896	12,783	1,426.7

TOTAL REVENUES	1,281,360	1,198,439	82,921	6.9

Interest expense	1,201	1,734	(533)	(30.7)

NET REVENUES	1,280,159	1,196,705	83,454	7.0

NON-INTEREST EXPENSES:

Compensation and benefits	834,955	791,949	43,006	5.4
Communication and technology	125,045	133,314	(8,269)	(6.2)
Occupancy and equipment	70,044	68,511	1,533	2.2
Marketing and business development	33,539	20,891	12,648	60.5
Floor brokerage and clearance	10,923	10,649	274	2.6
Other *	69,203	70,661	(1,458)	(2.1)

TOTAL NON-INTEREST EXPENSES	1,143,709	1,095,975	47,734	4.4

EARNINGS BEFORE INCOME TAXES	136,450	100,730	35,720	35.5

INCOME TAXES	49,558	35,366	14,192	40.1

NET EARNINGS	$86,892	$65,364	$21,528	32.9

EARNINGS PER SHARE:
Diluted	$1.09	$0.81	$0.28	34.6
Basic	$1.10	$0.82	$0.28	34.1

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	80,053	80,615
Basic	79,188	79,865

STOCKHOLDERS' EQUITY	$1,720,332	$1,666,738

BOOK VALUE PER SHARE	$22.37	$21.13

TOTAL SHARES OUTSTANDING (end of period)	76,920	78,866

* Prior years' financial information has been reclassified to conform to current year presentation.

A. G. EDWARDS, INC.
QUARTERLY CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	August 31,	May 31,	February 29,	November 30,	August 31,
	2004	2004	2004	2003	2003
REVENUES:

Commissions	$237,119	$284,873	$310,325	$272,704	$268,393
Asset management and service fees *	214,223	214,059	207,419	181,409	168,096
Principal transactions	70,999	69,401	71,894	72,418	82,178
Investment banking	57,872	60,441	81,243	76,377	94,557
Interest	29,921	28,773	25,569	22,051	23,986
Other	4,753	8,926	723	4,765	2,515

TOTAL REVENUES	614,887	666,473	697,173	629,724	639,725

Interest expense	618	583	382	403	950

NET REVENUES	614,269	665,890	696,791	629,321	638,775

NON-INTEREST EXPENSES:

Compensation and benefits	401,764	433,191	456,581	400,878	419,094
Communication and technology	58,914	66,131	68,841	69,892	68,795
Occupancy and equipment	35,268	34,776	31,715	37,391	36,269
Marketing and business development	12,676	20,863	12,358	13,604	11,099
Floor brokerage and clearance	5,723	5,200	6,126	5,720	5,989
Other *	36,800	32,403	37,474	40,988	40,134

TOTAL NON-INTEREST EXPENSES	551,145	592,564	613,095	568,473	581,380

EARNINGS BEFORE INCOME TAXES	63,124	73,326	83,696	60,848	57,395

INCOME TAXES	22,496	27,062	29,292	21,131	19,907

NET EARNINGS	$40,628	$46,264	$54,404	$39,717	$37,488

EARNINGS PER SHARE:

Diluted	$0.52	$0.57	$0.67	$0.49	$0.46
Basic	$0.52	$0.58	$0.68	$0.49	$0.47

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	79,156	80,951	81,329	81,401	80,488
Basic	78,305	80,183	80,385	80,047	79,394

STOCKHOLDERS' EQUITY	$1,720,332	$1,782,281	$1,778,319	$1,734,603	$1,666,738

BOOK VALUE PER SHARE	$22.37	$22.38	$22.08	$21.58	$21.13

* Prior years' financial information has been reclassified to conform to current year presentation.

A.G. EDWARDS, INC.
QUARTERLY STATISTICAL INFORMATION
(Dollars in thousands, except per share amounts)
(Unaudited)

	2Q FY05	1Q FY05	4Q FY04	3Q FY04	2Q FY04

Net Revenues *	$614,269	$665,890	$696,791	$629,321	$638,775

Earnings Before Income Taxes	$63,124	$73,326	$83,696	$60,848	$57,395

Net Earnings	$40,628	$46,264	$54,404	$39,717	$37,488

Net Earnings as a
Percent of Net Revenues	6.6%	6.9%	7.8%	6.3%	5.9%

Average Diluted Shares-
(000's Omitted)	79,156	80,951	81,329	81,401	80,488

Earnings Per Share (Diluted)	$0.52	$0.57	$0.67	$0.49	$0.46

Dividends Per Share	$0.16	$0.16	$0.16	$0.16	$0.16

Stockholders' Equity	$1,720,332	$1,782,281	$1,778,319	$1,734,603	$1,666,738

Book Value Per Share	$22.37	$22.38	$22.08	$21.58	$21.13

Return On Average Equity-
(Quarter Results Annualized)	9.3%	10.4%	12.4%	9.3%	9.0%

Total Assets	$4,001,300	$4,110,942	$4,435,059	$4,180,205	$4,066,745

Financial Consultants	6,872	6,899	6,980	6,956	7,024

Full-time Employees	15,413	15,392	15,931	15,887	15,948

Locations	717	713	710	708	706

Total Client Assets *	$296,000,000	$294,000,000	$300,000,000	$283,000,000	$270,000,000

Assets In Fee-based Accounts	$27,420,000	$27,164,000	$27,275,000	$24,732,000	$23,405,000

* Prior years' financial information has been reclassified to conform to current year presentation.